Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sprott Physical Silver Trust (the "Trust") on Form F-10 of our Report of Independent Registered Public Accounting Firm dated March 30, 2020 on the financial statements of the Trust comprising the statements of financial position as at December 31, 2019 and December 31, 2018, the related statements of comprehensive income (loss), changes in equity and cash flows for each of the years ended December 31, 2019 and 2018, and the related notes, and our Report of Independent Registered Public Accounting Firm dated March 30, 2020 on the effectiveness of internal control over financial reporting of the Trust as of December 31, 2019.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 9, 2021

Toronto, Canada